 XL Capital Assurance Inc.
and Subsidiary
Consolidated Financial Statements
Years Ended December 31, 2005, 2004 and 2003
(Expressed in U.S. Dollars)

XL Capital Assurance Inc. and Subsidiary
Contents to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Page
Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements

Consolidated Balance Sheets at December 31, 2005 and 2004	2

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended
December 31, 2005, 2004 and 2003	3

Consolidated Statements of Changes in Shareholder’s Equity for the years ended
December 31, 2005, 2004 and 2003	4

Consolidated Statements of Cash Flows for the years ended
December 31, 2005, 2004 and 2003	5

Notes to Consolidated Financial Statements	6 –36

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of XL Capital Assurance Inc. and Subsidiary:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of XL Capital Assurance Inc. and its subsidiary (the “Company”), at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, New York
March 7, 2006

XL Capital Assurance Inc. and Subsidiary
Consolidated Balance Sheets
Years Ended December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands, except share amounts)
	2005	2004

Assets
Investments
Fixed maturities available for sale, at fair value
(amortized cost: 2005 - $281,719; 2004 - $270,523)	$279,423	$272,950
Short-term investments, at fair value
(amortized cost: 2005 - $7,244; 2004 - $3,657)	7,242	3,657
Other invested assets	17,621	-

Total investments	304,286	276,607
Cash and cash equivalents	32,337	58,038
Accrued investment income	2,650	2,564
Prepaid reinsurance premiums	440,241	362,725
Premiums receivable	5,034	6,938
Reinsurance balances recoverable on unpaid losses	122,073	91,111
Intangible assets - acquired licenses	11,529	11,529
Deferred federal income tax asset	18,845	17,260
Other assets	16,711	20,676

Total assets	$953,706	$847,448

Liabilities and Shareholder's Equity
Liabilities
Unpaid losses and loss adjustment expenses	$131,602	$95,324
Deferred premium revenue	492,406	406,296
Deferred ceding commissions, net	41,191	37,270
Reinsurance premiums payable	1,080	25,849
Funds held - affiliate	15,859	-
Accounts payable and accrued expenses	32,719	25,182
Current federal income tax payable	1,023	2,917
Intercompany payable to affiliates	10,878	20,644

Total liabilities	726,758	613,482

Shareholder's Equity
Common stock (par value $7,500 per share; 8,000 shares
authorized; 2,000 shares issued and outstanding)	15,000	15,000
Additional paid-in capital	239,173	239,173
Accumulated other comprehensive income (loss) (net of deferred
federal income tax liability of: 2005 - $57; 2004 - $850)	(2,355)	1,578
Accumulated deficit	(24,870)	(21,785)

Total shareholder's equity	226,948	233,966

Total liabilities and shareholder's equity	$953,706	$847,448

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary
Consolidated Statements of Operations and Comprehensive Income (Loss)
Years Ended December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands)	2005	2004	2003

Revenues
Gross premiums written	$232,590	$232,541	$260,321
Ceded premiums written	(209,592)	(202,863)	(236,188)

Net premiums written	22,998	29,678	24,133
Change in net deferred premium revenue	(8,595)	(16,554)	(15,837)

Net premiums earned	14,403	13,124	8,296
Net investment income	13,047	10,880	5,869
Net realized gains (losses) on investments	8	(670)	71
Net realized and unrealized gains (losses) on
credit derivatives	(303)	953	1,096
Fee income and other	76	100	1,412

Total revenues	27,231	24,387	16,744

Expenses
Net losses and loss adjustment expenses	5,294	2,673	1,486
Net operating expenses	25,347	24,259	19,981

Total expenses	30,641	26,932	21,467

Loss before federal income tax benefit	(3,410)	(2,545)	(4,723)

Current federal income tax expense	591	4,802	6,754
Deferred federal income tax benefit	(916)	(3,834)	(7,709)

Total federal income tax (benefit) expense	(325)	968	(955)

Net loss	(3,085)	(3,513)	(3,768)

Comprehensive Income (Loss)
Unrealized depreciation of investments
arising during year (net of deferred federal income tax
(benefit) expense of $(790), $(100) and $(822))	(3,928)	(184)	(1,439)
Less: reclassification for gains (losses) realized in income
(net of deferred federal income tax (benefit)
expense of $3, $(234) and $25)	5	(435)	46

Other comprehensive income (loss)	(3,933)	251	(1,485)

Comprehensive loss	$(7,018)	$(3,262)	$(5,253)

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary
Consolidated Statements of Changes in Shareholder’s Equity
Years Ended December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands, except share amounts)	2005	2004	2003

Common Shares
Number of shares - beginning of year	2,000	2,000	2,000

Number of shares - end of year	2,000	2,000	2,000

Common Stock
Balance - beginning of year	$15,000	$15,000	$15,000

Balance - end of year	15,000	15,000	15,000

Additional Paid-In Capital
Balance - beginning of year	239,173	239,173	139,154
Capital contribution	-	-	100,019

Balance - end of year	239,173	239,173	239,173

Accumulated Other Comprehensive Income
Balance - beginning of year	1,578	1,327	2,812
Net change in unrealized appreciation of investments, net of deferred federal tax (benefit) expense of $(793) in 2005, $134 in 2004
and $(847) in 2003	(3,933)	251	(1,485)

Balance - end of year	(2,355)	1,578	1,327

Accumulated deficit
Balance - beginning of year	(21,785)	(18,272)	(14,504)
Net loss	(3,085)	(3,513)	(3,768)

Balance - end of year	(24,870)	(21,785)	(18,272)

Total shareholder's equity	$226,948	$233,966	$237,228

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands)	2005	2004	2003

Cash flows provided by operating activities
Net loss	$(3,085)	$(3,513)	$(3,768)
Adjustments to reconcile net loss to net cash provided by
operating activities
Net realized losses (gains) on sale of investments	(8)	670	(71)
Net realized and unrealized (gains) losses on credit derivatives,
excluding cash received and paid	303	(953)	(1,096)
Amortization of premium on bonds	898	1,147	1,176
Increase in unpaid losses and loss adjustment expenses, net	5,316	1,941	1,486
Increase in deferred premium revenue, net	8,595	16,554	15,838
Increase in deferred ceding commissions, net	3,921	3,532	22,084
Increase (decrease) in reinsurance premiums payable	(24,769)	(7,573)	13,981
(Increase) decrease in premiums receivable	1,904	(4,226)	1
Increase in funds held - affiliate	15,859	-	-
(Increase) in accrued investment income	(86)	(240)	(949)
Increase (decrease) in current federal income tax payable	(1,894)	(3,837)	6,754
Provision for deferred federal income tax asset	(916)	(3,834)	(7,709)
Increase (decrease) in accounts payable and accrued expenses	7,234	(2,517)	23,983
Increase (decrease) in intercompany payable to affiliates	(9,766)	12,171	(1,816)
Other	3,975	1,458	(21,347)

Total adjustments	10,566	14,293	52,315

Net cash provided by operating activities	7,481	10,780	48,547

Cash flows from investing activities
Proceeds from sale of fixed maturities and short-term investments	107,150	213,442	281,357
Proceeds from maturity of fixed maturities and short-term investment	16,587	2,239	26,779
Purchase of fixed maturities and short-term investments	(156,919)	(245,277)	(424,562)

Net cash used in investing activities	(33,182)	(29,596)	(116,426)

Cash flows from financing activities
Capital contribution	-	-	100,019

Net cash provided by financing activities	-	-	100,019

Increase (decrease) in cash and cash equivalents	(25,701)	(18,816)	32,140
Cash and cash equivalents
Beginning of year	58,038	76,854	44,714

End of year	$32,337	$58,038	$76,854

Taxes paid	$2,485	$8,639	$-

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

1.	Organization and Ownership

XL Capital Assurance Inc. (“XLCA”) is a wholly owned subsidiary of XL Reinsurance America, Inc. (“XL RE AM”). XL RE AM and XLCA are indirect wholly owned subsidiaries of XL Capital Ltd (“XL Capital”), a public company whose shares are listed on the New York Stock Exchange.

XLCA is an insurance company domiciled in the State of New York and is licensed to conduct financial guaranty insurance business throughout all 50 of the United States, as well as in the Commonwealth of Puerto Rico, the District of Columbia, the U.S. Virgin Islands, and Singapore. In addition, XLCA through its wholly owned subsidiary, XL Capital Assurance (U.K.) Limited, (“XLCA-UK”), is licensed to conduct financial guaranty business in the United Kingdom. In addition, XLCA-UK is permitted to conduct business in Ireland, Spain, France, Portugal, Italy, The Netherlands, Greece, and Germany (XLCA and XLCA-UK are hereafter collectively referred to as the “Company”). XLCA and XLCA-UK have triple-A financial strength ratings from Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc., and Fitch Inc. The Company is primarily engaged in the business of providing credit enhancement on fixed and variable rate income securities through the issuance of financial guaranty insurance policies, and credit protection on specific referenced credits or on pools of specific referenced credits through the issuance of credit default swaps. To facilitate distribution of their products XLCA maintains a branch office abroad in Singapore and XLCA-UK maintains a branch office in Madrid. In addition, XLCA has an office in California.

Financial guaranty insurance provides an unconditional and irrevocable guaranty to the holder of a debt obligation of full and timely payment of principal and interest when due. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is more common in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. Credit default swaps are derivative contracts which offer credit protection relating to a particular security or pools of specified securities. Under the terms of a credit default swap, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced security. Credit derivatives typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guaranty insurance. The Company’s underwriting policies limit the Company to providing credit protection on obligations or referenced securities that it determines would be of investment-grade quality without the benefit of credit enhancement provided by the Company through the issuance of insurance policies and credit default swaps. See Notes 9 and 15 for further details.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of XLCA and XLCA- UK and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which for insurance companies differ in certain respects from the accounting practices prescribed or permitted by the New York Insurance Department (“NYID”) (See Note 14). All significant inter-company accounts and transactions have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as well as the reported amounts of revenue and expenses. Actual

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

results may differ from those estimates. Certain prior year amounts have been reclassified to conform with the current year’s presentation.

Investments

All of the Company’s investments in fixed maturity securities are considered available-for-sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from a nationally recognized pricing service or dealer quotes. The net unrealized appreciation or depreciation on investments, net of deferred federal income tax, is included in accumulated other comprehensive income (loss). Any unrealized depreciation in value considered by management to be other than temporary is charged to income in the period that such determination is made.

At the end of each accounting period, the Company reviews unrealized losses on its investment securities to identify declines in fair value that are other than temporary. This review involves consideration of several factors including (i) the time period during which the security has been in a continuous unrealized loss position, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable, of the securities in question and (v) the Company’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the Company concludes that a decline in fair value is other than temporary, the cost of the security is written down to fair value and a corresponding loss is realized in the period such determination is made.

With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, general market conditions and assessing value relative to other comparable securities. For the years ended December 31, 2005, 2004 and 2003, there were no declines in fair value deemed to be other than temporary.

Bond discounts and premiums are amortized on the effective yield method over the remaining terms of securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in income.

Short-term investments comprise securities with maturities equal to or greater than 90 days but less than one year at time of purchase. Cash equivalents include fixed interest and money market fund deposits with a maturity of less than 90 days when purchased.

All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of fixed maturity securities are determined on the basis of specific identification. Investment income is recognized when earned.

Other Invested Assets

Other invested assets consist of certain notes acquired in connection with the satisfaction of a claim in connection with the default of an insured obligation - see Note 10 (b). Income on such notes is recognized based on the effective yield method. Under the effective yield method, the excess of all cash flows expected from the notes at acquisition over the Company’s initial investment in the notes is recognized as interest income on a level-yield basis over the expected life of the notes. Subsequent increases in cash flows expected to be collected are recognized prospectively through adjustment of the notes’ yield over its expected remaining life. Decreases in cash flows expected to be collected will be recognized as impairments and will be reflected in the accompanying consolidated statement of operations under the caption “Net realized losses on investments.”

Premium Revenue Recognition

Upfront premiums are reported as written and earned in proportion to the expiration of the related risk. The amount of risk outstanding is equal to the sum of the par amounts of debt insured. Upfront premiums are apportioned to individual sinking fund payments of a bond issue according to its amortization schedule. After the premiums are allocated to each scheduled sinking fund

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

payment, they are earned on a straight-line basis over the period of that sinking fund payment. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes. Installment premiums are reported as written when due and are earned over each installment period, generally a month or quarter.

When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time since there is no longer risk to the Company. Premiums ceded to reinsurers reduce the amount of earned premium the Company will recognize from its insurance policies. For both upfront and installment policies, ceded premium expense is recognized in earnings in proportion to and at the same time the related premium revenue is recognized. Ceding commission income is recognized in earnings at the time the related premium is recognized.

Fee Income and Other

The Company collects advisory and structuring fees in connection with certain transactions. Depending upon the type of fee received, the fee is either earned when services are rendered or the fee is due or deferred and earned over the life of the related transaction. Termination fees are earned when due and are included in the accompanying consolidated statements of operations under the caption “Fee Income and Other”. Structuring, waiver and consent fees, and commitment fees are included in the accompanying consolidated statements of operations as premiums and earned on a straight-line basis over the life of the related transaction.

Losses and Loss Adjustment Expenses

The financial guaranties issued by the Company insure scheduled payments of principal and interest due on various types of financial obligations against default by the issuers of such obligations. Reserves for losses and loss adjustment expenses are established by the Company’s management based on recommendations from its Loss Reserve Committee, which is comprised of members of senior management. Establishment of such reserves requires the use of judgment and estimates with respect to the occurrence and amount of a loss on an insured obligation. Reserves for losses and loss adjustment expenses in the accompanying consolidated balance sheets are reflected before the effect of reinsurance.

The Company establishes two types of reserves for losses and loss adjustment expenses for non-derivative financial guaranties: case basis reserves and unallocated reserves. Case basis reserves are established with respect to a specific insurance policy upon receipt of a claim notice or when management determines that (i) a claim is probable in the future with respect to the policy based on specific credit events that have occurred and (ii) the amount of the ultimate loss that the Company will incur under such policy can be reasonably estimated. The amount of the case basis reserve with respect to any policy is based on the net present value of the expected ultimate loss and loss adjustment expense payments that the Company expects to make with respect to such policy, net of expected recoveries under salvage and subrogation rights. Case basis reserves are discounted based on a discount rate equal to the actual yield of the Company’s fixed income portfolio at the end of the preceding fiscal quarter. The Company believes this yield is an appropriate rate to present value its reserves because it reflects the rate of return on the assets supporting future claim payments by the Company. When a case basis reserve is established for an insured obligation whose premium is paid on an upfront basis, the Company continues to record premium earnings on such policy over its remaining life, unless the Company has recorded a full limit loss with respect to such policy, in

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

which case, the remaining unearned premium relating thereto is immediately reflected in earnings. With respect to installment premium business, case basis reserves are reduced by the future amount of installment premium expected to be collected.

A number of variables are considered when establishing a case basis reserves on an individual policy. These variables include the creditworthiness of the underlying issuer of the insured obligation, whether the obligation is secured or unsecured, the projected cash flow or market value of any assets that collateralize or secure the insured obligation and, the historical and projected loss rates on such assets. Other factors that may affect the actual ultimate loss on a policy include the state of the economy, changes in interest rates, rates of inflation and the salvage values of specific collateral. The methodology used by the Company for determining when a case basis reserve is established may differ from other financial guaranty insurance companies, as well as from other property and casualty insurance enterprises.

In addition to case basis reserves, the Company maintains an unallocated loss reserve for expected losses associated with currently insured issues, which is estimated by management based upon an actuarial reserving analysis. The actuarial methodology applied by the Company is in accordance with Actuarial Standards of Practice No. 36, Determination of Reasonable Provision. The methodology applied is based on the selection of an initial expected loss ratio, as well as an expected loss emergence pattern (or the expected pattern of the expiration of risk on in force policies). In accordance with the Company’s accounting policy, the unallocated reserve is increased each quarter by applying the initial expected loss ratio to earned premium for the period and adjusted each quarter to reflect the expected loss emergence pattern (or the expected pattern of the expiration of risk on in force policies). The expected loss emergence pattern is analyzed on an annual basis as part of the Company’s review of the overall adequacy of the unallocated loss reserve.

The Company’s selection of an initial expected loss ratio and loss emergence pattern considers the characteristics of the Company’s in force business, as well its actual loss experience and that of the industry. On an annual basis, the Company compares its selected initial expected loss ratio to its actual loss experience, as well as to industry loss experience, and will adjust it as considered necessary, to ensure such initial expected loss ratio continues to be appropriate for the risks in its in-force business. In addition, the expected loss emergence pattern will be adjusted or realigned on an annual basis, as considered necessary, to better correlate with the underlying changes in the Company’s in force business (e.g., changes in the average life of in-force business resulting from changes in the mix of business and risk expiration).

The Company’s unallocated loss reserve is established on an undiscounted basis. The Company’s unallocated loss reserve represents management’s best estimate of losses will be incurred as a result of credit deterioration in the Company’s insured portfolio but which have not yet been specifically identified.

Management believes that the Company’s reserves for losses and loss adjustment expenses are adequate to cover the Company’s ultimate net cost of claims. However, because the reserves are based on management’s judgment and estimates, there can be no assurance that the ultimate liability will not exceed such estimates. See Note 10 for additional information regarding the Company’s reserves for losses and loss adjustment expenses.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The Company’s loss reserving policy, described above, is based on guidance provided in SFAS 60, “Accounting and Reporting by Insurance Enterprises,” SFAS 5, “Accounting for Contingencies” and analogies to Emerging Issues Task Force (EITF) 85-20, “Recognition of Fees for Guaranteeing a Loan.” SFAS 60 requires that, for short-duration contracts, a liability for unpaid claim costs relating to insurance contracts, including estimates of costs relating to incurred but not reported claims, be accrued when insured events occur. Additionally, SFAS 5 requires that a loss be recognized where it is probable that one or more future events will occur confirming that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

Although SFAS 60 provides guidance to insurance enterprises, the Company does not believe SFAS 60 comprehensively addresses the unique attributes of financial guaranty insurance contracts, as the standard was developed prior to the maturity of the financial guaranty industry. SFAS 60 provides guidance with respect to insurance contracts that are either short-duration or long-duration in nature. Financial guaranty contracts typically have attributes of both and, therefore, are difficult to classify as either. For instance, financial guaranty contracts are reported for regulatory purposes as property and liability insurance, normally considered short-duration, but have elements of long-duration contracts in that they are irrevocable and extend over a period that may be in excess of 30 years.

The Company believes its loss reserving policy reflects the requirements of applicable accounting literature, as well as the fact that financial guaranty losses occur over time as a result of credit deterioration, operational difficulties of the insured obligor or fraud, which may not be specifically detected when they occur but which can be generally estimated across a portfolio of insured obligations based on the credit quality and nature of the portfolio and historical default data. The Company does, however, recognize premium revenue and policy acquisition costs in a manner consistent with the guidance provided in SFAS 60 for short-duration contracts. If the Company was required to classify its insurance contracts as either short-duration or long-duration or if new specific guidance for financial guaranty insurance emerges, different methods of accounting could apply with respect to loss reserving and liability recognition, and possibly extend to premium revenue and policy acquisition cost recognition. Additionally, there are differences in the methodology and measurement of loss reserves followed by other financial guaranty companies.

In June 2005, at the request of the Securities and Exchange Commission, the Financial Accounting Standards Board (“FASB”) added a project to their agenda to review and provide guidance for the accounting for financial guaranty insurance contracts under which it will consider claims liability recognition, premium recognition, and the related amortization of deferred policy acquisition costs. The Company will continue to apply the accounting policies noted herein until further guidance is provided by the FASB.

Deferred Acquisition Costs

Policy acquisition costs include those expenses that primarily relate to, and vary with, the production of new business. The Company periodically conducts a study to determine which operating costs constitute acquisition costs and qualify for deferral. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, and are reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The Company will recognize a premium deficiency if the sum of expected losses and loss adjustment expenses, maintenance costs and unamortized policy acquisition costs exceed the related unearned premiums and the present value of future premiums under installment contracts written. If the Company was to have a premium deficiency that is greater than unamortized acquisition costs, the unamortized acquisition costs would be reduced by a charge to expense, and a liability (if necessary) would be established for any remaining deficiency. For the years ended December 31, 2005, 2004, and 2003, there have been no premium deficiencies. Although GAAP permits the inclusion of anticipated investment income when determining a premium deficiency, it is currently not being included in the Company’s evaluation.

If an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining net amount of deferred acquisition costs and deferred ceding commissions with respect to such insured issue is recognized at such time.

Reinsurance

In the normal course of business, the Company seeks to reduce the loss that may arise from events that could cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance premiums ceded are earned on a pro-rata basis over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded which is applicable to the unexpired term of policies in-force. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Provision is made for any estimated uncollectible reinsurance.

Intangible Assets - Acquired Licenses

XLCA’s licenses to conduct financial guaranty insurance business in 45 states of the United States were acquired as part of its acquisition of The London Assurance of America, Inc. (“LAA”) in 2001. Under SFAS 142, the recoverability of the carrying value of these intangible assets are evaluated annually for impairment based on a review of forecasted discounted cash flows and by referencing other available information. As of December 31, 2005 and 2004, there were no adjustments to the carrying value of intangible assets resulting from these evaluations.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Deferred Federal income taxes are provided for temporary differences between the tax and financial reporting basis of assets and liabilities that will result in deductible or taxable amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all, or some portion, of the benefits related to deferred tax assets will not be realized.

Derivative Instruments – Credit Default Swaps

The Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measures those instruments at fair value. Derivative instruments that the Company holds consist of credit default swaps issued by the Company which meet the definition of a derivative under FASB Statement of Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities as amended” (“SFAS 133”) by FASB Statement of Accounting Standards No. 149. The Company intends to hold these derivative instruments until maturity. The Company does not hold any derivatives that are designated as hedges for financial reporting purposes.

The fair value of credit default swaps is determined using a model developed by the Company and is dependent upon a number of factors including changes in interest rates, credit spreads, changes in credit quality, expected recovery rates and other market factors. The change resulting from

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

movements in these factors is unrealized as the credit default swaps are not traded to realize this value. Other elements of the change in fair value are based upon pricing established at the inception of the contract, as well as events triggering loss payments under the contracts by the Company.

Effective January 1, 2005, the Company changed the presentation of the results from credit default swaps in its statement of operations to reclassify changes in the fair value of such instruments attributable to earnings from revenue received by the Company from the issuance of such contracts and losses from actual and expected payments to counterparties under such contracts from the line item caption entitled “net realized and unrealized gains (losses) on credit derivatives” to the “premium” and “losses and loss adjustment expense” captions in the statement, respectively. In addition, certain reclassifications were made to the Company’s balance sheet to correspond with the aforementioned changes in its statement of operations. This change in presentation is applicable only to credit default swaps issued by the Company that it has the intent and ability to hold to maturity and is consistent with practices in the financial guaranty insurance industry for reporting the results of such instruments. Results of prior periods presented have been reclassified to conform to the current period presentation.

Variable Interest Entities

In the ordinary course of the Company’s business the company participates in transactions which utilize variable interest entities (“VIE’s”). The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers’ ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet VIE’s. In synthetic transactions, the Company guarantees payment obligations of counterparties, including VIE’s, through credit default swaps referencing asset portfolios. The Company only provides financial guaranty insurance of these VIE’s for premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. These financial guaranty insurance contracts represent variable interests held by the Company in VIE’s.

In underwriting financial guaranty insurance, the Company believes the risk of any loss to be remote based upon the Company’s requirement that guaranteed obligations be investment-grade prior to the provision of credit enhancement. Typically, in the case of asset-backed securities and other structured obligations, such investment grade ratings are based upon subordination, cash reserves and other structural protections. Consequently, the Company has determined that it is not the primary beneficiary of any VIE’s in which it holds a variable interest. Accordingly, these VIE’s are not consolidated. Disclosures of the Company’s exposure to loss and nature and size of VIE’s in which the Company is involved are included in Note 9.

Recent Accounting Pronouncements

In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5, Implicit Variable Interests Under FASB Interpretation No. 46(R) (“FSP FIN 46(R)-5”), which requires an enterprise to consider whether it holds an implicit variable interest in a Variable Interest Entity (“VIE”) and what effect this may have on the calculation of expected losses and residual returns of the VIE and the determination of which party, if any, is considered the primary beneficiary of the VIE. FSP FIN 46(R)-5 is effective for the first reporting period beginning after March 3, 2005 and did not have a material impact on the Company’s financial condition or results of operations.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

In November 2005, the FASB issued FSP FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments to finalize the guidance which was initially provided in EITF 03-1, on (1) when an investment is considered impaired, (2) whether that impairment is "other-than-temporary," (3) how to measure the impairment loss, and (4) disclosures related to impaired securities. This FSP nullifies EITF 03-1's guidance on determining whether an impairment is other-than-temporary, and effectively retains the previous guidance in this area. The FSP generally carries forward EITF 03-1's guidance for determining when an investment is impaired, how to measure the impairment loss, and what disclosures should be made regarding impaired securities. The guidance is applicable as of January 1, 2006 and is not expected to have a material impact on the Company’s financial condition or results of operations.

Segment Reporting

As a monoline financial guaranty insurer, the Company is one reportable operating segment.

3.	Investments

The Company’s primary investment objective is the preservation of capital through maintenance of high-quality investments with adequate liquidity. A secondary objective is optimizing long-term, after-tax returns.

The credit quality of fixed maturity securities at December 31, 2005 and 2004, based on fair value, is as follows:

	Percent of
	Fixed Maturity Securities

Rating	2005	2004

AAA	63%	62%
AA	17	12
A	20	26

	100%	100%

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The amortized cost and fair value of investments as of December 31, 2005 and 2004 are as follows:

	2005

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(U.S. Dollars in thousands)	Cost	Gains	Losses	Value

Fixed maturities

U.S. Government and government agencies	$50,256	$1,197	$(559)	$50,894
Corporate	78,357	529	(1,506)	77,380
Mortgage and asset backed securities	152,317	425	(2,382)	150,360
U.S. states and political
subdivisions of the states	789	-	-	789

Total fixed maturities	$281,719	$2,151	$(4,447)	$279,423

Short-term investments
Total short-term investments	$7,244	$-	$(2)	$7,242

	2004

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(U.S. Dollars in thousands)	Cost	Gains	Losses	Value

Fixed maturities
U.S. Government and government agencies	$52,619	$1,164	$(58)	$53,725
Corporate	88,629	1,165	(454)	89,340
Mortgage and asset backed securities	128,859	1,258	(658)	129,459
U.S. states and political
subdivisions of the states	416	10	-	426

Total fixed maturities	$270,523	$3,597	$(1,170)	$272,950

Short-term investments
Total short-term investments	$3,657	$-	$-	$3,657

Fixed maturity investments with a par value and fair value of $6,577,000 and $6,242,000 and $7,038,313 and $6,760,399 at December 31, 2005 and 2004, respectively, were on deposit with various regulatory authorities as required by insurance laws.

The change in net unrealized gains (losses) consists of:

(U.S. Dollars in thousands)	Years Ended December 31,

	2005	2004	2003

Fixed-maturity securities	$(4,723)	$387	$(2,334)
Short-term investments	(2)	(2)	2

Change in net unrealized gains (losses)	$(4,725)	$385	$(2,332)

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The amortized cost and fair value of bonds at December 31, 2005 and 2004 by contractual maturity are shown below. Actual maturity may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(U.S. Dollars in thousands)	December 31, 2005		December 31, 2004

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$-	$-	$15,042	$15,047
Due after one year through five years	45,007	44,073	43,702	43,631
Due after five years through ten years	72,005	71,057	66,823	67,376
Due after ten years	12,390	13,933	16,097	17,437

	129,402	129,063	141,664	143,491
Mortgage and asset backed securities	152,317	150,360	128,859	129,459

Total	$281,719	$279,423	$270,523	$272,950

Proceeds from sales of fixed maturities for the years ended December 31, 2005, 2004 and 2003 were $107,150,000, $213,442,000, and $281,357,107, respectively.

The gross realized gains and gross realized losses for the years ended December 31, 2005, 2004, and 2003 related to the sale of investments were as follows:

(U.S. Dollars in thousands)
	2005		2004		2003

	Gains	Losses	Gains	Losses	Gains	Losses

Fixed maturities	$412	$(399)	$797	$(1,476)	$1,331	$(1,259)
Short-term
investments	3	(8)	10	(1)	-	(1)

Total	$415	$(407)	$807	$(1,477)	$1,331	$(1,260)

Net investment income is derived from the following sources:

(U.S. Dollars in thousands)	Year Ended December 31,

	2005	2004	2003

Fixed maturities	$12,438	$10,594	$5,468
Short-term investments	121	62	206
Cash and cash equivalents	791	471	325

	13,350	11,127	5,999
Less: Investment expenses	303	247	130

Net investment income	$13,047	$10,880	$5,869

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The Company has gross unrealized losses which it considers to be temporary impairments. Individual security positions comprising this balance have been evaluated by management, based on specific criteria, to determine if these impairments should be considered other than temporary. These criteria include an assessment of the severity and length of time securities have been impaired, along with management’s ability and intent to hold the securities to recovery, among other factors.

The following tables present the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004, respectively:

(U.S. Dollars in thousands)
	2005

	Less than 12 months		12 months or more		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of securities	Value	Losses	Value	Losses	Value	Losses

U.S. Government and
government agencies and
authorities	$37,114	$(550)	$489	$(17)	$37,603	$(567)
Special revenue and assessment
obligations of agencies and
authorities of government
and political subdivisions	32,655	(599)	14,297	(387)	46,952	(986)
Industrial and miscellaneous	81,117	(1,193)	52,346	(1,701)	133,463	(2,894)

Total temporarily im-
paired fixed-maturity
securities	$150,886	$(2,342)	$67,132	$(2,105)	$218,018	$(4,447)

(U.S. Dollars in thousands)
	2004

	Less than 12 months		12 months or more		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of securities	Value	Losses	Value	Losses	Value	Losses

U.S. Government and
government agencies and
authorities	$9,956	$(54)	$264	$(3)	$10,220	$(57)
Special revenue and assessment
obligations of agencies and
authorities of government
and political subdivisions	18,434	(151)	2,189	(4)	20,623	(155)
Industrial and miscellaneous	68,131	(759)	19,961	(199)	88,092	(958)

Total temporarily im-
paired fixed-maturity
securities	$96,521	$(964)	$22,414	$(206)	$118,935	$(1,170)

4.	Information Concerning Parent and Affiliates

Capital Transactions

On December 8, 2003, the Company received a $100,019,000 capital contribution from XL RE AM. The funds were used to support the Company’s continued growth and for general corporate purposes.

Services Agreements with Affiliates

XLCA has the following services agreements with affiliates:

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

•

an agreement (the “XLFAS Agreement”) with XL Financial Administrative Services Inc. (“XLFAS”), whereby XLFAS provides XLCA with substantially all personnel services, as well as certain office space and furniture and equipment used by XLCA. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA in accordance with the requirements of Regulation 30 of the NYID. For the years ended December 31, 2005, 2004 and 2003, the Company incurred costs under this agreement in the amount of $47,073,940, $57,705,330, and $47,813,662, respectively, which are reflected in “Net operating expenses” in the accompanying consolidated statements of operations.

•	an agreement (the “XLFP Agreement”) with XL Financial Products Ltd. (“XLFP”), whereby XLFP provides certain services to XLCA, including: identification and analysis of business opportunities; assistance in structuring and tailoring products; marketing; and communication to XLCA of any notices or other documents which XLFP receives relating to claims or other incidents under any of the policies. Under the terms of this agreement, the costs of the aforementioned services are charged to the XLCA. For the years ended December 31, 2005, 2004 and 2003, the Company incurred costs under this agreement in the amount of $438,831, $465,932, and $412,107, respectively, which are reflected in “Net operating expenses” in the accompanying consolidated statements of operations.

•

an agreement with X.L. Global Services, Inc. (“XLGS”), whereby XLGS provides XLCA various services, including; information technology support, reinsurance and retrocessional consulting and management services, as well as actuarial, finance and internal audit services. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA. For the years ended December 31, 2005, 2004 and 2003, the Company incurred costs under these agreements in the amount of $9,609,455, $6,840,423 and $2,703,499, respectively, which are reflected in “Net operating expenses” in the accompanying consolidated statements of operations.

•

an agreement with certain of its U.S. affiliates, including its ultimate U.S. holding company, X.L. America, Inc. (“XLA”), whereby XLA provides XLCA with certain services, including: advertising and participation on behalf of XLCA in certain regulatory mandated associations. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA. For the years ended December 31, 2005, 2004 and 2003, the Company incurred costs under these agreements in the amount of $5,765,674, $4,579,315 and $601,512 respectively, which are reflected in “Net operating expenses” in the accompanying consolidated statements of operations

•	an agreement, effective January 1, 2005, with XL Investment Management Ltd (“XLIM”), whereby XLIM provides investment management services to XLCA. For the year ended December 31, 2005 the Company incurred expenses of $157,931 under this agreement, which are reflected in “Net investment income” in the accompanying consolidated statements of operations.

Employee Benefit Plans

XLA maintains a qualified defined contribution pension plan for the benefit of all eligible employees and a non-qualified deferred compensation plan for the benefit of certain employees of XLFAS and some other subsidiaries (collectively, the “Plans”). XLFAS’s discretionary contributions to both Plans are based on a fixed percentage of employee contributions and

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

compensation as defined by the Plans. Included in the costs incurred by the Company under the XLFAS Agreement are $2,024,097, $1,829,140 and $1,333,815 for the years ended December 31, 2005, 2004 and 2003, respectively, relating to the Plans.

Reinsurance Treaties with Affiliates

The Company has a facultative quota share reinsurance treaty (“Treaty”) with XL Financial Assurance Ltd (“XLFA”), a Bermuda financial guaranty reinsurer, which is 86.8% owned by XL Capital through its wholly owned subsidiary, XL Insurance (Bermuda) Ltd. The remaining 13.2% of XLFA is owned by Financial Security Assurance Holdings Ltd., an unrelated company. Under the terms of this agreement, XLFA agrees to reinsure up to 90% of the Company’s acceptable risks. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

The Company has a facultative reinsurance arrangement (the “XL Re Treaty”) with XL RE AM. Under the terms of the XL Re Treaty, XL RE AM agrees to automatically reinsure risks insured by the Company under financial guaranty insurance policies up to the amount necessary for the Company to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

Effective January 1, 2004, the Company commuted all the reinsurance ceded under the XL RE Treaty through December 31, 2003. The following sets forth the amounts recorded by the Company in 2004 as a result of this commutation.

(U.S. Dollars in thousands)

As of and for the year ended December 31, 2004
Ceded premiums written	$(5,958)
Ceded premiums earned	(848)
Ceding commission revenue	(225)
Par exposure ceded	(442,929)

Related Party Guarantees

The Company provides financial guaranty insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC (“XLAF”), an affiliate of the Company. As of December 31, 2005 and 2004, the aggregate face amount of such investment agreements insured by the Company before reinsurance was $3.7 billion ($366.7 million after reinsurance to XLFA) and $2.6 billion ($255.7 million after reinsurance to XLFA), respectively. In addition, the Company insures XLAF’s obligations under certain derivative contracts issued and purchased by XLAF. As of December 31, 2005 the total notional value of such contracts insured was $167.8 million. For the years ended December 31, 2005, 2004 and 2003, the Company recorded earned premiums of $3,018,687, $1,974,409, and $85,138, respectively.

XLI guarantees the obligations of XLCA in connection with certain transactions insured by XLCA-UK. As of December 31, 2005, the aggregate net par outstanding relating to these transactions was approximately $600 million.

Surplus Maintenance Agreement

XL RE AM has contractually agreed to maintain XLCA’s statutory capital and surplus at a minimum of $75,000,000 at no cost to XLCA. This agreement has been in effect during all periods presented herein.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

5.	Net Premiums Earned

	Net premiums earned are comprised of:

	(U.S. Dollars in thousands)	Year Ended December 31,

		2005	2004		2003

	Direct premiums written	$232,491	$231,936		$257,569
	Assumed premiums written	99	605		2,752
	Ceded premiums written	(209,592)	(202,863)		(236,188)

	Net premiums written	22,998	29,678		24,133
	Change in direct deferred premium revenue	(86,110)	(88,556)	(1)	(155,695)
	Change in assumed deferred premium revenue	-	807		278
	Change in prepaid reinsurance premiums	77,515	71,195	(1)	139,580

	Net premiums earned	$14,403	$13,124		$8,296

(1) Includes $23.3 million of earned premium relating to the recognition of a full limit loss on an insured transaction – See Note 10.

6.	Net Operating Expenses

Net operating expenses are comprised of:

(U.S. Dollars in thousands)	Year Ended December 31,

	2005	2004	2003
Operating expenses
Gross operating expenses	$77,029	$76,480	$66,444
Less: Deferred acquisition costs ("DAC")	19,553	24,652	20,719
Add: Amortization of DAC	9,178	7,223	7,436

Operating expenses	66,654	59,051	53,161
Ceding commission revenue
Gross ceding commission revenue	55,603	55,753	68,547
Less: Deferred ceding commissions ("DCC")	30,167	35,132	48,292
Add: Amortization of DCC	15,871	14,171	12,925

Ceding commission revenue	41,307	34,792	33,180

Net operating expenses	$25,347	$24,259	$19,981

7.

Deferred Ceding Commissions and Deferred Acquisition Costs

Deferred ceding commission revenue and acquisition costs, as well as related amortization, as of and for the years ended December 31, 2005, 2004, and 2003 are as follows:

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(U.S. dollars in thousands)	Year Ended December 31,

	2005	2004	2003

Deferred ceding commissions, net
Beginning of year	$(37,270)	$(33,738)	$(11,654)
Ceding commission revenue
Ceding commission revenue deferred during the year	(30,167)	(35,132)	(48,292)
Ceding commissions amortized	15,871	14,171	12,925
Acquisition costs
Costs deferred during the year	19,553	24,652	20,719
Costs amortized	(9,178)	(7,223)	(7,436)

Deferred ceding commissions, net
End of year	$(41,191)	$(37,270)	$(33,738)

8.	Reinsurance

The Company utilizes reinsurance principally to increase its capacity to write business and for risk management purposes. This reinsurance includes the reinsurance arrangements with affiliates that are discussed in Note 4, as well as other reinsurance arrangements with non-affiliated reinsures. Reinsurance does not relieve the Company of its obligations under its policies of insurance and credit default swap contracts. Accordingly, the Company is still liable under such policies and contracts even if any or all of the reinsuring companies are unable to meet their obligations to the Company, or contest such obligations. The Company regularly monitors the financial condition of its reinsures. For the years ended December 31, 2005, 2004, and 2003 no reinsurance recoverable were determined to be uncollectible. The following tables set forth certain amounts ceded to affiliate and non-affiliate reinsures as of and for the years ended December 31, 2005, 2004 and 2003. The affiliated amounts presented for 2004 do not include the effect of the commutation with XL RE AM discussed in Note 4.

(U.S. Dollars in thousands)		2005

	Affiliate	Non-Affiliate	Total

Year Ended December 31
Ceded premiums written	$205,902	$3,690	$209,592
Ceded premiums earned	128,344	3,733	132,077
Ceding commission revenue	40,373	934	41,307
Ceded losses and loss adjustment
expenses	32,782	933	33,715
At December 31
Par exposure ceded	$73,952,545	$970,175	$74,922,720
Reinsurance balances recoverable
on unpaid losses	120,077	1,996	122,073

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands)		2004

	Affiliate	Non-Affiliate	Total

Year Ended December 31
Ceded premiums written	$198,945	$3,918	$202,863
Ceded premiums earned	127,407	4,261	131,668
Ceding commission revenue	33,956	836	34,792
Ceded losses and loss adjustment
expenses	62,632	1,002	63,634
At December 31
Par exposure ceded	$58,049,780	$1,265,521	$59,315,301
Reinsurance balances recoverable
on unpaid losses	87,243	3,868	91,111

(U.S. Dollars in thousands)		2003

	Affiliate	Non-Affiliate	Total

Year Ended December 31
Ceded premiums written	$228,196	$7,992	$236,188
Ceded premiums earned	89,567	7,041	96,608
Ceding commission revenue	31,742	1,438	33,180
Ceded losses and loss adjustment
expenses	15,561	1,814	17,375
At December 31
Par exposure ceded	$36,231,821	$635,060	$36,866,881
Reinsurance balances recoverable
on unpaid losses	25,577	3,127	28,704

9.	Outstanding Exposure and Collateral

Financial guaranty insurance policies issued by the Company guaranty the timely payment of principal and interest on insured obligations. Credit default swaps issued by the Company guaranty the payment of the notional amounts of referenced securities. The net exposure retained on any risk guaranteed by the Company is subject to the Company’s underwriting guidelines and regulatory risk limitations. The Company’s in force business is diversified both domestically and internationally, across multiple industries and by type of obligations guaranteed. The Company’s total exposure, before reinsurance, to principal (or “par”) amounts insured and notional amounts guaranteed as of December 31, 2005 and 2004 was $83.3 billion and $66.0 billion, respectively. The Company’s total exposure, before reinsurance, to principal and interest amounts insured and notional amounts guaranteed as of December 31, 2005 and 2004 was $122.3 billion and $95.6 billion, respectively.

The following tables present certain information with respect to the par amounts insured and notional amount guaranteed by the Company at December 31, 2005 and 2004, before and after reinsurance (or on a “gross” and “net” basis, respectively):

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Risk Classes - Par/Notional Exposure	2005			2004

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

Public finance obligations	$36,087	$3,895	46.7%	$24,659	$2,577	$38.5%
Structured single risks	19,887	1,752	21.0	12,837	1,331	19.8
Asset-backed obligations	12,840	1,254	15.0	18,593	1,806	26.9
Collateralized debt obligations	14,456	1,447	17.3	9,934	993	14.8

Total	$83,270	$8,348	100.0%	$66,023	$6,707	$100.0%

The par amounts insured as of December 31, 2005 and 2004 and the terms of maturity are as follows:

	2005

Years to Maturity - Par/Notional Exposure	Public		Non-Public
	Finance		Finance
(U.S. Dollars in millions)	Gross	Net	Gross	Net

0 to 5 years	$1,251	$125	$10,853	$1,001
5 to 10 years	3,019	303	11,373	1,074
10 to 15 years	4,739	476	5,446	562
15 to 20 years	7,634	832	2,038	192
20 years and beyond	19,444	2,159	17,473	1,624

Total	$36,087	$3,895	$47,183	$4,453

	2004

Years to Maturity - Par/Notional Exposure	Public		Non-Public
	Finance		Finance
(U.S. Dollars in millions)	Gross	Net	Gross	Net

0 to 5 years	$834	$83	$11,644	$1,160
5 to 10 years	1,861	188	8,610	871
10 to 15 years	2,748	279	3,447	358
15 to 20 years	4,740	475	1,201	135
20 years and beyond	14,476	1,552	16,462	1,606

Total	$24,659	$2,577	$41,364	$4,130

The Company limits its exposure to losses from writing financial guarantees through its credit approval process and by maintaining a surveillance function which monitors insured/guaranteed transactions. In addition, the Company’s underwriting policies limit the Company to providing credit protection on obligations or referenced securities that it determines would be of investment-grade quality without the benefit of credit enhancement provided by the Company through the issuance of insurance policies and credit default swaps. Also, risk of loss is mitigated by the Company by diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance.

As of December 31, 2005 and 2004, the gross and net par amounts of insured and guaranteed obligations in the asset-backed insured and guaranteed portfolio are backed by the following types of collateral:

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Asset-Backed Collateral Type - Par/Notional Exposure	2005			2004

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

Consumer assets	$10,576	$1,028	82.0%	$14,870	$1,434	79.4%
Commercial assets	2,264	226	18.0	3,723	372	20.6

Total	$12,840	$1,254	100.0%	$18,593	$1,806	100.0%

As of December 31, 2005 and 2004, the insured portfolio was diversified by type of insured obligation as shown in the following table:

Type of Insured Obligation -
Par/Notional Exposure	2005			2004

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

General Obligation & Appropriation	$15,947	$1,595	19.1%	$9,903	$991	14.8%
CDO - Arbitrage Cash Flow	10,027	1,003	12.0	7,396	740	11.0
Utility - Public	8,086	952	11.4	5,661	644	9.6
Consumer Mortgage	7,364	718	8.6	10,969	1,060	15.8
Transportation	5,343	617	7.4	4,263	410	6.1
Utility - Private	6,276	575	6.9	4,423	518	7.7
Non Ad Valorem	3,910	428	5.1	2,719	309	4.6
GIC	3,581	367	4.4	2,557	256	3.8
CDO - Synthetic	3,481	348	4.2	1,758	176	2.6
Future Flow	3,346	282	3.4	2,435	243	3.6
Higher Education - Private	2,277	224	2.7	1,567	153	2.3
Auto	2,324	221	2.6	2,978	282	4.2
Fleeting Financing	1,400	140	1.7	1,000	100	1.5
Higher Education - Public	1,299	130	1.6	380	38	0.6
Bank Product	1,549	95	1.1	1,054	90	1.3
Pre-Insured	945	95	1.1	1,010	101	1.5
Housing & Public Buildings	851	85	1.0	487	47	0.7
Other	5,264	473	5.7	5,463	549	8.3

Total	$83,270	$8,348	100.0%	$66,023	$6,707	100.0%

The Company seeks to maintain a diversified portfolio of in force exposures designed to spread its risk across a number of geographic areas. As of December 31, 2005 and 2004, the distribution of par/notional exposure by geographic location is set forth in the following table:

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Geographic Distribution -
Par/Notional Exposure	2005			2004

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

California	$10,223	$1,009	12.1%	$7,678	$757	11.3%
Florida	1,915	530	6.3	1,269	301	4.5
New York	5,269	515	6.2	3,882	376	5.6
Illinois	2,532	251	3.0	1,510	149	2.2
Massachusetts	2,290	225	2.7	1,591	155	2.3
Texas	2,057	206	2.5	1,488	149	2.2
New Jersey	2,024	202	2.4	1,583	158	2.4
Wisconsin	1,758	176	2.1	1,303	130	1.9
Delaware	1,659	165	2.0	2,501	240	3.6
Alabama	1,746	155	1.9	1,669	153	2.3
Michigan	1,493	149	1.8	682	68	1.0
Pennsylvania	1,376	138	1.7	549	55	0.9
Colorado	1,334	133	1.6	1,153	115	1.7
Georgia	1,077	99	1.2	718	90	1.3
Minnesota	937	87	1.0	531	53	0.8
District of Columbia	831	83	1.0	820	82	1.2
Other U.S. Jurisdictions	8,969	858	10.3	6,016	603	9.0
International	9,836	783	9.4	6,300	613	9.1
US Diversified	25,944	2,584	30.8	24,780	2,460	36.7

Total	$83,270	$8,348	100.0%	$66,023	$6,707	100.0%

In its asset-backed business, the Company considers geographic concentration as a factor in its underwriting process. However, the existence of first-loss protection in a typical asset-backed securitization, in addition to other factors, makes it difficult to attribute geographic exposure to deals collateralized by diversified pools of obligations. For asset-backed transactions, the Company considers the seller/servicer, industry, and type of collateral to be more relevant measures of diversification.

Set forth below is the Company’s par exposure from the issuance of financial guaranty insurance policies and its notional exposure from the issuance of credit default swaps as of December 31, 2005 and 2004:

Credit Enhancement -
Par/Notional Exposure	2005			2004

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

Financial guaranty insurance
policy	$72,978	$7,329	87.8%	$60,061	$6,121	91.3%
Credit default swap	10,292	1,019	12.2	5,962	586	8.7

Total	$83,270	$8,348	100.0%	$66,023	$6,707	100.0%

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

10.	Liability for Losses and Loss Adjustment Expenses

The Company’s liability for losses and loss adjustment expenses consists of case basis reserves and unallocated reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows:

	2005		2004

(U.S. dollars in thousands)	Case	Unallocated	Case	Unallocated
	Reserves	Reserves	Reserves	Reserves

Balance at January 1	$45,550	$49,774	$-	$30,976
Incurred losses and loss adjustment
expense	22,648	15,646	47,755	18,798
Paid loss and loss adjustment
expense	(2,016)	-	(2,205)	-

Balance at December 31	66,182	65,420	45,550	49,774
Reinsurance recoverable	(62,518)	(59,555)	(45,124)	(45,987)

Net balance at December 31	$3,664	$5,865	$426	$3,787

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Case Basis Reserves for Losses and Loss Adjustment Expenses Set forth below is a discussion of certain case basis reserves established by the Company:

a.	During the year ended December 31, 2004, the Company recorded a provision for losses of approximately $42.1 million, representing the present value loss expected to be incurred in the future with respect to an insured project financing. Because this loss represented a full limit loss to the subordinated tranche of the insured transaction, the remaining unearned premium pertaining to such tranche, which aggregated approximately $23.3 million, was fully earned resulting in a net loss, before reinsurance, of approximately $18.8 million. The portion of the insured exposure to which this loss relates was fully reinsured on a first-loss basis by an affiliate of the Company and, accordingly, there was no net impact on the Company’s results of operations from this loss provision. Pursuant to the assumptions upon which the estimate was based, under its existing reinsurance arrangements, approximately 17.5% of any additional loss provision in excess of the aforementioned amount provided will be retained by the Company. During 2005, the Company recorded an additional provision for loss relating to this transaction of $16.7 million ($2.8 million after reinsurance to affiliates), on a net present value basis, to reflect certain adverse developments. The total remaining par insured by the Company in connection with this transaction (net of applicable carried case reserves), which amortizes over the next 13 years, aggregated approximately $237.8 million ($43.1 million net of reinsurance to affiliates) at December 31, 2005. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary as new information becomes available.

b.	In December 2005 certain notes which were insured by the Company and collateralized by loans to medical providers (the “Insured Notes”) defaulted upon their maturity. In satisfaction of the resulting claim, the Company purchased the Insured Notes for $20.2 million, which represented the remaining outstanding principal and accrued interest on the Insured Notes. The Insured Notes were recorded as an investment at their estimated fair value of $19.5 million at the date of acquisition and are reflected in the accompanying consolidated balance sheet under the caption, “Other invested assets”. The difference between the estimated fair value of the Insured Notes at the date they were acquired and the consideration paid to acquire the notes was recorded as a paid loss of $0.7 million ($0.1 million, net of reinsurance to XLFA - see Note 4). At December 31, 2005, the Company had a receivable from XLFA in the amount of $7.7 million with respect to the remaining amount uncollected for the Insured Notes, as well as a “Funds held” liability to XLFA in the amount of $15.9 million. The funds held liability accrues interest at the same rate of the Insured Notes. See Note 2 - Other Invested Assets.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

c.	Subsequent event: The estimate of fair value of the Insured Notes was based on the Company’s estimate of the fair value of the underlying collateral which, as previously discussed, consisted of loans to medical providers. Certain of these loans were made to Intrepid USA Healthcare Services (“Intrepid”), a national provider of home nursing services to patients with acute illnesses. Intrepid declared bankruptcy in 2004. On February 3, 2006, Intrepid emerged from bankruptcy. In connection therewith, in February 2006, the Company accepted preferred stock of Intrepid in exchange for the cancellation of a portion of the Insured Notes. This preferred stock is in-substance common stock, as defined in EITF 02-14, Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock, and represents a 49% ownership interest in Intrepid. In connection with, and critical to, Intrepid’s emergence from bankruptcy was certain exit financing obtained by Intrepid. Pursuant to the terms of the related credit agreement, Intrepid must achieve certain financial targets over certain periods of time. In certain cases, if such targets are not met, the provider of such financing may foreclose on all ownership interest in Intrepid. If the provider of the financing foreclosed on all ownership interest in Intrepid, which is not expected by management, the Company would be required to write-off the carrying value of this investment, which was approximately $13.5 million at December 31, 2005. Any loss associated with this write-off will be subject to the reinsurance arrangement with XLFA described above.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

d.
During the year ended December 31, 2005, the Company recorded a provision for loss of $5.2 million ($0.9 million, net of reinsurance to XLFA - see Note 4) representing the present value loss expected to be incurred in the future with respect to an insured residential mortgage securitization. The total insured exposure to which this loss relates was 82.6% reinsured by an affiliate of the Company on a pro rata basis. The total remaining par insured by the Company in connection with this transaction aggregated approximately $264.2 million ($39.7 million net of reinsurance to XLFA) at December 31, 2005, and amortizes over many years into the future. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

In addition to the matters discussed above, at December 31, 2005 the Company had case basis loss adjustment expense reserves of $ 2.1 million, which primarily relate to remediation efforts associated with the aforementioned transactions.

The financing vehicles through which the insured exposures referred to above were issued are variable interest entities, as defined under FASB Interpretation 46/46R, Consolidation of Variable Interest Entities, however, the Company is not the primary beneficiary of such entities. If the transactions are restructured or if the Company exercises its contractual rights under such transactions in the event of a default, the primary beneficiary in such transactions will have to be reconsidered. If such events occur, the Company may be required to consolidate the financing vehicles.

Unallocated Reserves

In accordance with the Company’s accounting policy discussed in Note 2, the Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period and the expected loss emergence pattern. For the years ended December 31, 2005, 2004, and 2003, the Company recorded a net provision for unallocated reserves of $1.6 million, $2.0 million, and $1.4 million, respectively.

11.	Income Taxes

The Company’s Federal income tax return is consolidated with XLA and its subsidiaries (the “Consolidated Group”). XLA maintains a tax sharing agreement with its subsidiaries, whereby the consolidated tax liability is allocated among affiliates in the ratio that each affiliate’s separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the Consolidated Group. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. At December 31, 2005 and 2004, the Company had a Federal income tax payable of $1,023,000 and $2,917,000 to XLA, respectively.

The U.S. Federal income tax rate applicable to ordinary income is 35%. The actual tax expense on income from operations differs from the “expected” amount for the following reasons:

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

	2005		2004		2003

		Percent		Percent		Percent
		of		of		of
		Pre-Tax		Pre-Tax		Pre-Tax
(U.S. Dollars in thousands)	Amount	Loss	Amount	Loss	Amount	Loss

"Expected" tax benefit	$(1,194)	(35.0)%	$(873)	(35.0)%	$(1,653)	(35.0)%
Adjustments
Gain on contributed security	-	-	-	-	533	11.3
Transfer pricing	700	20.5	1,485	59.6	495	10.5
Prior year true-up	20	0.6	326	13.0	(349)	(7.4)
Valuation allowance	85	2.5
Other	64	1.9	30	1.2	19	0.4

Actual tax (benefit)
expense	$(325)	(9.5)%	$968	38.8%	$(955)	(20.2)%

The components of the net deferred Federal income tax position of the Company as of December 31, 2005 and 2004 are as follows:

(U.S. dollars in thousands)	2005	2004

Deferred tax assets
Deferred ceding commissions, net	$14,895	$14,034
Deferred premium revenue	2,088	2,421
Foreign losses	1,429	1,378
Unrealized depreciation on investments	803	-
Capital loss carry forward	86	-
Valuation allowance	(888)	-
Other - net	628	368

Total deferred tax assets	19,041	18,201

Deferred tax liabilities
Unrealized appreciation of investments	-	(849)
Accretion of discount	(196)	(92)

Total deferred tax liabilities	(196)	(941)

Net deferred federal income tax asset	$18,845	$17,260

During 2005 the Company established a valuation allowance with respect to its deferred tax assets of $888,000, which was the balance of such allowance at December 31, 2005. This valuation allowance relates to net unrealized capital losses and a net realized capital loss carry forward that may not be realized within a reasonable period. At December 31, 2005, the XLCA has net unrealized capital losses and a net realized capital loss carry forward of approximately $2.3 million and $242,000 respectively, against which the valuation allowance was established in 2005. The net realized capital loss carry forward will expire in 2010.

Management believes it is more likely than not that the tax benefit relating to the Company’s deferred tax assets, net of the valuation allowance discussed above, will be realized.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

12.	Commitments and Contingencies

The Company’s lease commitments are comprised primarily of its office premise lease at 1221 Avenue of the Americas, New York, New York, and office space lease commitments it assumed from an affiliate, Global Credit Analytics, Inc. (“GCA”), with respect to office space at 250 Park Avenue, New York, New York. The table below presents the Company’s minimum lease payment obligations under its office premises and equipment leases, as well as estimated sub-lease income from the sub-lease of certain office space.

	Minimum
	Lease	Sub-lease
(U.S. Dollars in Thousands)	Payments	Income

2006	$6,867	$1,302
2007	6,877	1,191
2008	7,147	778
2009	7,168	791
2010	7,198	795
Later years	82,220	2,967

Total	$117,477	$7,824

Net rent expense was $5,049,142, $5,117,598 and $6,398,785 for the years ended December 31, 2005, 2004, and 2003, respectively.

In the ordinary course of business, the Company may become party to certain litigation. It is the opinion of the Company's management, based upon the information available that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the Company's financial position, results of operations or liquidity, although an adverse resolutions of such matters may have a material adverse effect on the Company's results of operations or liquidity.

13.	Disclosures About Fair Values of Financial Instruments

The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed maturity investments: The carrying amount is fair value, which is based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes.

Short-term investments: The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

Cash and cash equivalents: The carrying amount of these items is a reasonable estimate of their fair value due to the short maturity of these instruments.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Deferred premium revenue, net of prepaid reinsurance premiums: The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company’s future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

Losses and loss expenses, net of reinsurance balances recoverable: The carrying value is assumed to be fair value, because the provision is established for non-specific expected levels of losses resulting from credit failures.

Installment premiums: The fair value of installment premiums is estimated based on the present value of the future contractual premium revenues, net of reinsurance, that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract. The fair value is derived by calculating the present value of the estimated future cash flow stream (net premium and ceding commissions) discounted at 4.87% and 3.61% at December 31, 2005 and 2004, respectively.

	2005		2004

	Carrying	Estimated	Carrying	Estimated
(U.S. Dollars in thousands)	Amount	Fair Value	Amount	Fair Value

Assets
Fixed maturity investments	$279,423	$279,423	$272,950	$272,950
Short-term investments	7,242	7,242	3,657	3,657
Cash and cash equivalents	32,337	32,337	58,038	58,038
Liabilities
Deferred premium revenue, net of
prepaid reinsurance premiums	52,165	39,117	43,571	33,046
Loss and loss adjustment expenses,
net of reinsurance recoverable on
unpaid losses	9,529	9,529	4,213	4,213
Off-Balance Sheet Instruments
Installment premiums	-	141,863	-	127,541

14.	Statutory Accounting Practices and Dividend Restrictions

GAAP differs in certain significant respects from accounting practices prescribed or permitted by the NYID. The following tables summarize the significant differences between statutory accounting practices (“SAP”) and GAAP.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands)	2005	2004	2003

GAAP net loss	$(3,085)	$(3,513)	$(3,768)
Statutory adjustments
Premium revenue recognition	(1,084)	(2,369)	(1,070)
Net losses and loss adjustment expenses	1,605	2,025	1,394
Deferred Federal income tax benefit	(916)	(3,834)	(7,709)
Current Federal income tax benefit	67	385	95
Net income (loss) of consolidated subsidiary	2,795	2,639	844
VIE's not consolidated under SAP	303	(953)	(1,096)
Other	(111)	(115)	288

Statutory net loss	$(426)	$(5,735)	$(11,022)

(U.S. Dollars in thousands)	2005	2004	2003

GAAP shareholder's equity	$226,948	$233,966	$237,228
Statutory adjustments
Premium revenue recognition	(4,721)	(3,637)	(1,268)
Deferred Federal income tax (benefit) liability	875	2,304	546
Current Federal income tax benefit	341	480	95
Net unpaid losses and loss adjustment expenses	5,866	4,252	2,272
Contingency reserve	(13,031)	(7,342)	(3,369)
Non-admitted assets	(17,227)	(16,511)	(13,731)
Intangible assets - acquired licenses	(11,529)	(11,529)	(11,529)
Unrealized appreciation of investments	2,298	(2,428)	(2,042)
VIE's not consolidated under SAP	(954)	(1,245)	(294)
Other	(27)	133	158

Statutory policyholders' surplus	$188,839	$198,443	$208,066

The principal differences result from the following statutory accounting practices:

•	Bonds are carried at amortized cost rather than designated as available for sale and carried at market value. Unrealized gains or losses are not recognized as a separate component of shareholder’s equity net of applicable deferred Federal income taxes.

•	A formula-based contingency reserve is established by an appropriation of unassigned surplus. This reserve is calculated at the greater of a prescribed percentage applied to insured outstanding principal or 50% of premiums written, net of ceded reinsurance. The prescribed percentage varies by the type of outstanding principal. The reserve is available to be applied to new case bias reserves that are established for claims on current outstanding insured principal and interest in the future. An unallocated reserve is not recorded.

•	Current Federal income taxes are provided only on taxable income for which income taxes are currently payable and deferred tax assets are limited to an amount determined to be realizable within one year based on management’s estimation of the future realizability of deferred tax assets.

•	Under GAAP certain subsidiaries are required to be consolidated, whereas under SAP such subsidiaries are accounted for under statutory equity method accounting principles.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

	•	Acquisition costs are charged to operations as incurred rather than as related premiums are earned.

	•	Upfront premiums are recognized as earned when the related risk has expired rather than over the period of risk.

	•	Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, but are reflected as assets under GAAP.

Under New York Insurance Law, the Company may pay dividends to XL RE AM, without the prior approval of the Superintendent of the NYID, only from earned statutory policyholders’ surplus subject to the maintenance of the minimum capital and surplus requirement. In addition, the dividend, together with all other dividends declared or distributed by the Company during the preceding twelve months, may not exceed the lesser of 10% of its policyholders’ surplus as shown in the Company’s last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 2005 the Company had no earned surplus available for the payment of dividends during the next twelve months.

15.	Credit Default Swaps

Credit default swaps insured by the Company meet the definition of a derivative under SFAS No. 133. The Company has recorded these products at fair value, modeled on prevailing market conditions and certain other factors relating to the structure and credit quality of the transaction. The Company considers credit default swaps to be, in substance, financial guaranty contracts as the Company intends to hold them to maturity. See Note 2 for information regarding the Company’s accounting policy for credit default swaps.

Credit default swaps generally cover a portfolio of securities. The credit ratings of the underlying securities vary and a single rating is calculated for the Company’s exposure at the inception of the transaction by an independent credit rating agency. In order to effectively price and market the transaction, different tranches are modeled for the purpose of assigning credit ratings based upon the level of subordination. Generally, a primary layer of first loss protection is created with the Company participating in the senior or higher quality rated tranches of the transaction.

The Company’s exposure is fair valued taking into account changes in credit spreads, current market conditions, as well as the overall credit quality of the underlying collateral.

The Company’s credit default swap portfolio generally requires the Company to meet payment obligations for referenced credits within the portfolio in the event of specific credit events after exhaustion of various first loss protection levels. These credit events are contract-specific, but generally cover bankruptcy and failure to pay. The credit default swap portfolio consists of structured pools of corporate obligations and asset backed securities that have investment-grade ratings at the deals’ inception. On a net par basis, at December 31, 2005 approximately 95.4% of the portfolio is rated AAA with the remaining 4.6% allocated to other investment-grade ratings. The weighted average term of the contracts in force was 4.93 years. The components of the Company’s net credit default swap asset and liability classified with other assets and accounts payable and accrued expenses, respectively, at December 31, 2005 and 2004 are as follows:

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands)	As of December 31,
	2005	2004
Assets
Reinsurance balances recoverable on unpaid losses	$9,334	$8,215
Other assets (1)	16,378	20,514

Total Assets	$25,712	$28,729

Liabilities
Unpaid losses and loss adjustment expenses	$10,155	$8,886
Other liabilities (1)	15,423	19,252

Total Liabilities	$25,578	$28,138

(1) Amounts represent components of fair value on credit derivatives that were not affected in connection with the change in presentation discussed above. Such amounts are net of amounts recoverable from an affiliate, XL Financial Assurance Ltd., which has contractually assumed a portion of the economics of such credit derivatives written by the Company.

The components of the Company’s net realized and unrealized gains (losses) on credit derivatives for the years ended December 31, 2005, 2004 and 2003 are as follows:

(U.S. Dollars in thousands)	Year Ended December 31,

	2005	2004	2003
Income Statement
Gross Premiums Written	$18,154	$21,307	$17,004
Net Premiums Earned	1,665	1,912	1,438
Net realized and unrealized gains (losses) on credit derivatives	(303)	953	1,096
Net losses and loss adjustment expenses	150	410	261

16.	Insured Exposure in Geographic Area Impacted by Hurricanes Katrina and Rita

Set forth below is a summary of the Company’s principal exposure as of December 31, 2005 to credits located in the Alabama, Louisiana, Mississippi, and Texas counties designated by the Federal Emergency Management Agency (FEMA) for “Individual and Public Assistance” (excluding counties designated to receive only Category A: Debris Removal and Category B: Emergency Protective Measures) as of December 31, 2005 as a result of Hurricanes Katrina and Rita. Such exposure consists solely of guaranteed public finance exposures. The Company has no direct exposure to the City of New Orleans or to any other issuer located in such City. The Company’s asset-backed transactions have not been included in the table set forth below as they are backed by pools of geographically diverse assets with minimal concentration in the areas affected. As of December 31, 2005, the Company has not been notified of any claims associated with Hurricane Katrina or Hurricane Rita. In addition, based on the Company’s assessment of its exposures in the affected areas and all related available information, it has not established any reserves at such date. As additional information becomes available, the Company will assess the need for reserves and make provision therefore as considered necessary. Further new designations and/or reclassifications of FEMA- designated counties by FEMA may occur. Accordingly, the table below is subject to revision.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

	2005

(U.S. Dollars in thousands)	Gross Par
		Louisiana
		(New
		Orleans	Other			Total
Bond Type	Texas	area)	Louisiana	Mississippi	Alabama	Gross Par
General Obligation	$29,685	$13,185	$29,550	$39,200	$33,585	$145,205
Sales Tax Supported	7,570	1,300	4,305	5,310	-	18,485
Higher Education	6,070	-	-	-	-	6,070
Utility - Public	13,830	-	9,435	-	-	23,265
Utility - Private (investor-owned)	-	-	-	90,000	-	90,000

Totals	$57,155	$14,485	$43,290	$134,510	$33,585	$283,025

	Net Par
		Louisiana
		(New
		Orleans	Other			Total
Bond Type	Texas	area)	Louisiana	Mississippi	Alabama	Net Par

General Obligation	$2,969	$1,319	$2,955	$3,920	$3,359	14,522
Sales Tax Supported	757	130	431	531	-	1,849
Higher Education	607	-	-	-	-	607
Utility - Public	1,383	-	943	-	-	2,326
Utility - Private (investor-owned)	-	-	-	9,000	-	9,000

Totals	$5,716	$1,449	$4,329	$13,451	$3,359	28,304

17.	Quarterly Financial Information (Unaudited)

	2005

(U.S. Dollars in thousands)	First	Second (1)	Third	Fourth	Full Year

Gross premiums written	$37,414	$77,964	$59,269	$57,943	$232,590
Net premiums written	3,706	8,169	4,999	6,124	22,998
Net premiums earned	3,213	3,367	3,677	4,146	14,403
Net investment income	3,034	3,167	3,399	3,447	13,047
Net losses and loss adjustment
expenses	362	4,120	292	520	5,294
Income (loss) before income
taxes	2,532	(6,185)	(810)	1,053	(3,410)

Net income (loss)	$1,557	$(4,342)	$(616)	$316	$(3,085)

(1) After the release of XLCA’s condensed consolidated financial statements for the three and six months ended June 30, 2005 management identified an error therein related to an intercompany transaction with XLFA. Second quarter results presented above have been adjusted to correct for such error.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

	2004

(U.S. Dollars in thousands)	First	Second	Third	Fourth	Full Year

Gross premiums written	$41,939	$65,390	$49,762	$75,450	$232,541
Net premiums written	10,247	6,486	5,114	7,831	29,678
Net premiums earned	3,756	3,141	3,010	3,217	13,124
Net investment income	2,495	2,554	2,879	2,952	10,880
Net losses and loss adjustment
expenses	657	758	985	273	2,673
Income (loss) before income
taxes	146	(1,683)	(2,005)	997	(2,545)

Net income (loss)	$96	$(1,126)	$(1,290)	$(1,193)	$(3,513)